FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Announces First Quarter 2024 Results
Quarterly Revenue from Owner Direct Relationships (“ODR”) Segment up 26.5% Year-over-Year
ODR Segment Accounted for 62.4% of Revenue and 71.3% of Consolidated Gross Profit for the Quarter
Record Quarterly Consolidated Gross Margin of 26.1%
Quarterly Net Income of $7.6 million, up 153.5% for the period and Adjusted EBITDA up 35.4% Year-over-Year
Increase in 2024 Adjusted EBITDA Guidance Range - $51 million to $55 million
WARRENDALE, PA – May 8, 2024 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended March 31, 2024.
2024 First Quarter Financial Overview Compared to 2023 First Quarter
•ODR revenue increased 26.5%, or $15.5 million, to $74.3 million accounting for 62.4% of consolidated revenue.
•Consolidated revenue was $119.0 million, a decrease of 1.7% from $121.0 million.
•Total gross profit was $31.1 million, an increase of 18.5% from $26.2 million.
•ODR gross profit accounted for $22.2 million, or 71.3%, of total gross profit.
•Net income of $7.6 million, or $0.64 per diluted share, compared to net income of $3.0 million, or $0.27 per diluted share.
•Adjusted EBITDA of $11.8 million, up 35.4% from $8.7 million.
•Net cash used in operating activities of $3.9 million compared to net cash provided by operating activities of $9.4 million.
Management Comments
“I am pleased with our performance in the first quarter. We advanced our strategy of becoming a partner to building owners with mission critical building systems by accelerating our shift to ODR through acquisitions and organic growth. As a result, we are increasing Adjusted EBITDA guidance for the year,” said Michael McCann, Limbach’s President and Chief Executive Officer. “At the end of Q1, ODR revenue was 62.4% of total revenue, up from 55.1% at the end of Q4. With this increase in our higher margin ODR business, we are now projecting $51 million to $55 million in Adjusted EBITDA for the year compared to our previous $49 million to $53 million guidance, and our annual goal for ODR revenue as a percentage of consolidated revenue has increased from a range of 60% - 70% to a revised range of 65% - 70%. With this mix shift, we expect to see full-year Adjusted EBITDA Margin in the range of 9.6% to 10.8% for 2024 based on full-year total revenue in the range of $510 million to $530 million. Shifting our segment mix from General Contractor Relationships (“GCR”) to ODR is a key pillar of our growth strategy to create a stronger, more durable Limbach, and our strategy is working.
“Gross margins and Adjusted EBITDA margins have steadily increased with the increase in ODR revenue since we began executing our strategy. As we have moved away from bigger, lower margin GCR projects, consolidated revenue has declined by design. This is an intentional sacrifice of topline growth to increase bottom line profit. Once we reach an optimized segment mix, we will expect to see the growth of the ODR business strategy reflected in topline revenue growth.
“Although the first quarter is typically the softest of the year due to weather and the seasonality of customer budgets, we are off to a strong start as business began gaining momentum in March. Our team is executing well, and their strong performance is driving the growth of the ODR business. We are adding sales resources and training as planned investments as we focus on the ODR sales model, which has been a transition for the overall business and requires more customer interaction and selling activities. These investments are paying off as we generate more frequent, more profitable transactions.

“Our strategy to grow the ODR business has plenty of runway. We strongly believe we have only scratched the surface with respect to customer relationships and market penetration. I am confident in Limbach’s ability to continue to grow its ODR business, and in our team’s ability to perform at a high level. We will continue to be disciplined with our engagement of new business. Our balance sheet remains strong, and we will judiciously make investments that support our strategy. Executing our strategy is how we drive higher returns and create meaningful value for our stockholders.”
The following are results for the three months ended March 31, 2024 compared to the three months ended March 31, 2023:
•Consolidated revenue was $119.0 million, a decrease of 1.7% from $121.0 million. ODR segment revenue of $74.3 million increased by $15.5 million, or 26.5%, while GCR revenue decreased by $17.6 million, or 28.2%. The increase in period-over-period ODR segment revenue was primarily due to the Company's continued focus on the accelerated growth of its ODR business and as a result of the ACME and Industrial Air transactions. These entities were not acquired entities of the Company for the three months ended March 31, 2023.
•Total gross profit was $31.1 million, compared to $26.2 million. ODR gross profit increased $6.3 million, or 39.3%, due to the combination of an increase in revenue and higher segment margins of 29.8% versus 27.1% driven by contract mix. GCR gross profit decreased $1.4 million, or 13.5%, primarily due to lower revenue despite higher margins of 20.0%, compared with 16.6% in the prior period. The total gross profit percentage increased from 21.7% to 26.1%, mainly driven by the mix of higher margin ODR segment work, becoming more selective when pursuing GCR work, and as a result of the ACME and Industrial Air transactions.
•Selling, general and administrative (“SG&A”) expenses increased by approximately $1.8 million, to $22.9 million, compared to $21.1 million. The increase in SG&A expense was primarily due to approximately $1.1 million of SG&A expenses incurred within the ACME and Industrial Air entities. SG&A expense also increased due to a $0.4 million increase in professional fees, a $0.3 million increase in travel and entertainment expenses and a $0.2 million increase associated with payroll related expenses. As a percent of revenue, SG&A expenses were 19.2%, up from 17.4% in the prior period.
•Interest expense was $0.5 million during the current quarter compared to $0.7 million, which was the result of a lower overall outstanding debt balance period-over-period.
•Interest income was $0.6 million during the current quarter. This increase was due to the Company's investments in overnight repurchase agreements, U.S. Treasury Bills, and money market funds.
•Net income was $7.6 million as compared to $3.0 million, an increase of 153.5%. A portion of the increase was attributable to a $2.0 million quarter-over-quarter income tax benefit related to the vesting of stock-based compensation awards at substantially higher market prices at each vesting date in 2024 as compared to 2023. Diluted income per share was $0.64 as compared to $0.27 in the prior period. Adjusted EBITDA was $11.8 million as compared to $8.7 million in the prior period, an increase of 35.4%.
•Net cash used in operating activities of $3.9 million compared to net cash provided by operating activities of $9.4 million in the prior period.
Balance Sheet
At March 31, 2024, cash and cash equivalents were $48.2 million. Current assets were $199.4 million and current liabilities were $124.4 million at March 31, 2024, representing a current ratio of 1.60x compared to 1.50x at December 31, 2023. Working capital was $75.0 million at March 31, 2024, an increase of $3.2 million from December 31, 2023. At March 31, 2024, we had $10.0 million in borrowings against our revolving credit facility and $5.2 million for standby letters of credit.

2024 Guidance
We are updating our guidance for FY 2024 as follows:

	Current	Previous
Revenue	$510 million - $530 million(1)	$510 million - $530 million
Adjusted EBITDA	$51 million - $55 million	$49 million - $53 million
(1)    No change from the previous
With respect to projected 2024 Adjusted EBITDA guidance and Adjusted EBITDA Margin, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details

Date:	Thursday, May 9, 2024
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	(201) 689-8451
Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=BmWmfvNA. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solution firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education, and cultural and entertainment. We have more than 1,300 team members in 19 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations

Financial Profiles, Inc.
Julie Kegley
LMB@finprofiles.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2024	2023
Revenue	$118,976	$121,009
Cost of revenue	87,888	94,782
Gross profit	31,088	26,227
Operating expenses:
Selling, general and administrative	22,876	21,050
Change in fair value of contingent consideration	623	141
Amortization of intangibles	1,057	383
Total operating expenses	24,556	21,574
Operating income	6,532	4,653
Other income (expenses):
Interest expense	(475)	(667)
Interest income	562	—
Gain (loss) on disposition of property and equipment	491	(215)
Gain (loss) on change in fair value of interest rate swap	149	(156)
Total other income (expenses)	727	(1,038)
Income before income taxes	7,259	3,615
Income tax (benefit) provision	(327)	622
Net income	$7,586	$2,993

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.68	$0.29
Diluted	$0.64	$0.27
Weighted average number of shares outstanding:
Basic	11,159,849	10,475,364
Diluted	11,894,747	11,040,063

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$48,239	$59,833
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $330 and $292 as of March 31, 2024 and December 31, 2023, respectively)	95,855	97,755
Contract assets	47,096	51,690
Other current assets	8,164	7,657
Total current assets	199,419	217,000

Property and equipment, net	22,634	20,830
Intangible assets, net	23,972	24,999
Goodwill	16,433	16,374
Operating lease right-of-use assets	20,749	19,727
Deferred tax asset	5,505	5,179
Other assets	472	330
Total assets	$289,184	$304,439

LIABILITIES
Current liabilities:
Current portion of long-term debt	$2,532	$2,680
Current operating lease liabilities	3,678	3,627
Accounts payable, including retainage	51,910	65,268
Contract liabilities	41,107	42,160
Accrued income taxes	446	446
Accrued expenses and other current liabilities	24,720	30,967
Total current liabilities	124,393	145,148
Long-term debt	19,353	19,631
Long-term operating lease liabilities	17,109	16,037
Other long-term liabilities	2,801	2,708
Total liabilities	163,656	183,524

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,447,738 and 11,183,076, respectively, and 11,268,086 and 11,003,424 outstanding, respectively	1	1
Additional paid-in capital	89,555	92,528
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	37,972	30,386
Total stockholders’ equity	125,528	120,915
Total liabilities and stockholders’ equity	$289,184	$304,439

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$7,586	$2,993
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,712	1,922
Provision for credit losses	39	52
Stock-based compensation expense	1,249	1,133
Noncash operating lease expense	1,045	976
Amortization of debt issuance costs	11	38
Deferred income tax provision	(327)	(63)
(Gain) loss on sale of property and equipment	(491)	215
Loss on change in fair value of contingent consideration	623	141
(Gain) loss on change in fair value of interest rate swap	(149)	156
Changes in operating assets and liabilities:
Accounts receivable	1,861	24,581
Contract assets	4,594	(2,737)
Other current assets	(592)	(2,743)
Accounts payable, including retainage	(14,060)	(14,929)
Prepaid income taxes	—	(44)
Accrued taxes payable	—	686
Contract liabilities	(1,052)	868
Operating lease liabilities	(974)	(934)
Accrued expenses and other current liabilities	(5,863)	(3,170)
Other long-term liabilities	(156)	225
Net cash (used in) provided by operating activities	(3,944)	9,366
Cash flows from investing activities:
Proceeds from sale of property and equipment	561	101
Advances from joint ventures	4	—
Purchase of property and equipment	(2,541)	(923)
Net cash used in investing activities	(1,976)	(822)
Cash flows from financing activities:
Payments on A&R Wintrust Term Loans	—	(1,857)
Payments on finance leases	(693)	(639)
Taxes paid related to net-share settlement of equity awards	(5,187)	(847)
Proceeds from contributions to Employee Stock Purchase Plan	206	174
Net cash used in financing activities	(5,674)	(3,169)
(Decrease) increase in cash, cash equivalents and restricted cash	(11,594)	5,375
Cash, cash equivalents and restricted cash, beginning of period	59,898	36,114
Cash, cash equivalents and restricted cash, end of period	$48,304	$41,489
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$2,097	$742
Right of use assets obtained in exchange for new finance lease liabilities	308	1,402
Right of use assets disposed or adjusted modifying finance lease liabilities	(41)	(1)
Interest paid	484	657
Cash paid for income taxes	$—	$44

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended March 31,				Increase/(Decrease)
(in thousands, except for percentages)	2024		2023		$	%
Statement of Operations Data:
Revenue:
ODR	$74,256	62.4%	$58,718	48.5%	$15,538	26.5%
GCR	44,720	37.6%	62,291	51.5%	(17,571)	(28.2)%
Total revenue	118,976	100.0%	121,009	100.0%	(2,033)	(1.7)%

Gross profit:
ODR(1)	22,161	29.8%	15,909	27.1%	6,252	39.3%
GCR(2)	8,927	20.0%	10,318	16.6%	(1,391)	(13.5)%
Total gross profit	31,088	26.1%	26,227	21.7%	4,861	18.5%

Selling, general and administrative(3)	22,876	19.2%	21,050	17.4%	1,826	8.7%
Change in fair value of contingent consideration	623	0.5%	141	0.1%	482	341.8%
Amortization of intangibles	1,057	0.9%	383	0.3%	674	176.0%
Total operating income	$6,532	5.5%	$4,653	3.8%	$1,879	40.4%
(1)As a percentage of OCR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.2 million and $1.1 million of stock based compensation expense for the three months ended March 31, 2024 and 2023, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures. We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total consolidated revenue. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA and Adjusted EBITDA Margin. Our calculation of Adjusted EBITDA and Adjusted EBITDA Margin, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA and Adjusted EBITDA Margin cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended March 31,
(in thousands)	2024	2023
Net income	$7,586	$2,993

Adjustments:
Depreciation and amortization	2,712	1,922
Interest expense	475	667
Interest income	(562)	—
Non-cash stock-based compensation expense	1,249	1,133
Change in fair value of interest rate swap	(149)	156
CEO transition costs	—	811
Income tax (benefit) provision	(327)	622
Acquisition and other transaction costs	30	—
Change in fair value of contingent consideration	623	141
Restructuring costs(1)	120	240
Adjusted EBITDA	$11,757	$8,685

Revenue	$118,976	$121,009
Adjusted EBITDA Margin	9.9%	7.2%
(1)For the three months ended March 31, 2024 and 2023, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.